EXHIBIT 99.1

HON INDUSTRIES          P.O. Box 1109, Muscatine, Iowa  52761-0071

News Release
FOR INFORMATION CONTACT:     David Stuebe, Chief Financial Officer
                                                    (319) 264-7400
                             Beth Coronelli, Investor Relations
                                Manager             (319) 264-7992

                     HON INDUSTRIES ACQUIRES
           AMERICAN FIREPLACE COMPANY AND ALLIED GROUP

Muscatine, IA (March 1, 2000) - HON INDUSTRIES Inc. (NYSE: HNI) today announced that its Hearth Technologies Inc. subsidiary has finalized the acquisition of two leading hearth products distri-butors, American Fireplace Company (AFC) and the Allied Group (Allied).

AFC and Allied sell, install, and service a broad range of gas- and wood-burning fireplaces as well as fireplace mantels, surrounds, facings and other accessories. Together, AFC and Allied have a leading presence in all three of the primary distribution channels for hearth products: builder, retail and dealer. AFC and Allied, with combined 1999 sales of nearly $200 million, will be joined to form Hearth Services Inc., a subsidiary of Hearth Technologies Inc.

"This strategic expansion into the service component of the hearth products business allows us to better serve our customers," said Jack D. Michaels, HON INDUSTRIES' Chairman, President and CEO. "With the formation of our new hearth services division, we offer a strong combination of innovative products, brand names, technological resources, and manufacturing and distribution expertise to attract new customers and continue to strengthen our leadership position in this profitable industry."

HON INDUSTRIES Inc. is the nation's largest producer of value-oriented office furniture and the third largest manufacturer and distributor of office furniture in North American sales. It is also the nation's largest manufacturer and marketer of gas- and wood-burning fireplaces under its Hearth Technologies operating company. HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI.

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This release contains forward-looking statements relating to financial performance. Forward-looking statements are not guarantees of future performance and involve risks and uncertain-ties, including those relating to the introduction and customer acceptance of new products, achieving financial benefits from productivity improvements, the company's ability to attract and retain the necessary workforce to meet sales demand, and the level of sales by the company's distributors and dealers. For a more detailed presentation of risks and uncertainties, see the company's filings with the Securities and Exchange Commission, including the company's annual and quarterly reports on forms 10-K and 10-Q.